Exhibit 10.4

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of August 28, 2020

among

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,

as Seller

and

BDCA FUNDING I, LLC

as Purchaser

Table of Contents

Page

ARTICLE I	DEFINITIONS	1
Section 1.1.	Certain Definitions	1
Section 1.2.	Interpretation	2
Section 1.3.	Other Terms	3
Section 1.4.	Computation of Time Periods	3
ARTICLE II	purchase and sale	3
Section 2.1.	Purchase and Sale of Loans	3
Section 2.2.	Transfer of Records to the Purchaser	4
Section 2.3.	Intention of the Parties	5
Section 2.4.	No Assumption of Contractual Obligations	6
Section 2.5.	Indemnification	6
ARTICLE III	REPRESENTATIONS AND WARRANTIES	7
Section 3.1.	Representations and Warranties of the Seller	7
Section 3.2.	Representations and Warranties of the Seller Relating to the Agreement and the Sale Assets	13
Section 3.3.	Reaffirmation of Representations and Warranties by the Seller; Notice of Breach	14
Section 3.4.	Representations and Warranties of the Purchaser	14
ARTICLE IV	GENERAL COVENANTS OF THE SELLER	15
Section 4.1.	Protection of Title of the Purchaser	15
Section 4.2.	Affirmative Covenants of the Seller	17
Section 4.3.	Negative Covenants of the Seller	20
ARTICLE V	CONditions Precedent	22
Section 5.1.	Conditions Precedent	22
ARTICLE VI	WArranty loans	23
Section 6.1.	Warranty Loans	23
ARTICLE VII	ADMINISTRATION	24
Section 7.1.	Grant of Power of Attorney	24
Section 7.2.	Further Action Evidencing Transfer	24
ARTICLE VIII	TERMINATION	24
Section 8.1.	Seller Termination Events	25
Section 8.2.	Survival of Certain Provisions	25
ARTICLE IX	MISCELLANEOUS	25
Section 9.1.	Waivers; Amendments	25
Section 9.2.	Notices, Etc.	27
Section 9.3.	Effectiveness; Binding Effect; Assignability	26

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Table of Contents
(continued)

Page

Section 9.4.	Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process; Waiver of Jury Trial	26
Section 9.5.	Execution in Counterparts; Severability	27
Section 9.6.	Entire Agreement	27
Section 9.7.	Bankruptcy; Non-Petition	27
Section 9.8.	Waiver of Setoff	27
Section 9.9.	Third Party Beneficiaries	27

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This PURCHASE AND SALE AGREEMENT (such agreement as amended, modified, supplemented or restated from time to time, this "Agreement"), dated as of August 28, 2020, is made by and among BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (the "Seller"), and BDCA FUNDING I, LLC, a Delaware limited liability company (the "Purchaser").

W I T N E S S E T H:

WHEREAS, the Seller desires to sell, contribute, transfer, bargain, grant, assign or otherwise convey to the Purchaser all of the Seller's right, title and interest in and to certain loans and related assets, on the terms and subject to the conditions provided herein; and

WHEREAS, the Purchaser desires to purchase such loans and related assets on the terms and subject to the conditions provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.         Certain Definitions.

For all purposes of this Agreement, the following terms shall have the following meanings:

"Agreement" has the meaning set forth in the preamble hereto.

"Early Termination" has the meaning set forth in Section 8.1.

"Indemnified Amounts" has the meaning set forth in Section 2.5.

"Indemnified Party" has the meaning set forth in Section 2.5.

"LSA" means that certain Loan and Servicing Agreement by and among Business Development Corporation of America, as the Collateral Manager, the Purchaser, as the Borrower, each of the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as the Administrative Agent, and U.S. Bank National Association, as the Collateral Agent and as the Collateral Custodian, dated as of August 28, 2020, as amended, modified, supplemented or restated from time to time.

"Pension Plan" has the meaning set forth in Section 3.1(u).

"Purchase Price" has the meaning set forth in Section 2.1(c).

"Purchaser" has the meaning set forth in the preamble hereto.

"Sale" has the meaning set forth in Section 2.1(a).

"Sale Assets" means each Loan sold and transferred from the Seller to the Purchaser pursuant to this Agreement.

"Sale Date" has the meaning set forth in Section 2.1(b).

"Sale Notice" has the meaning set forth in Section 2.1(b).

"Seller" has the meaning set forth in the preamble hereto.

"Seller Termination Event" has the meaning set forth in Section 8.1.

"Transfer Documentation" has the meaning set forth in Section 2.1(e).

"UCC" has the meaning set forth in Section 1.3.

"Warranty Loan" has the meaning set forth in Section 6.1.

Section 1.2.         Interpretation. In this Agreement, unless a contrary intention appears:

(a)            the singular number includes the plural number and vice versa;

(b)            reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)            reference to any gender includes each other gender;

(d)            reference to day or days without further qualification means calendar days;

(e)            reference to any time means Charlotte, North Carolina time;

(f)             reference to the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(g)            reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h)            reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and

(i)             reference to the par or principal amount of any Loan shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued and Accreted Interest.

Section 1.3.         Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the Uniform Commercial Code (the "UCC") in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9. All other capitalized terms used but not otherwise defined in this Agreement shall have the same defined meanings as set forth in the LSA.

Section 1.4.         Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

ARTICLE II
purchase and sale

Section 2.1.         Purchase and Sale of Loans.

(a)            On the terms and subject to the conditions set forth in this Agreement, including the conditions set forth in Article V, on or after the Closing Date and prior to a Seller Termination Event, the Seller, from time to time, hereby agrees to (i) irrevocably sell, transfer and otherwise convey to the Purchaser the Sale Assets (each, a "Sale"), absolutely and not as collateral security, without recourse (except as expressly provided herein) and (ii) transfer, or cause the deposit into, the Collection Account all Collections received by the Seller on account of the Sale Assets on and after the Sale Date with respect to such Sale Assets, in each case, within two Business Days of the receipt thereof. The Purchaser hereby agrees to purchase all of the Seller's right, title and interest in and to the Sale Assets. The Purchaser hereby assumes from the Seller and agrees to perform all obligations (then existing or thereafter arising) of the Seller under the Sale Assets. The Seller hereby agrees to protect and defend the Purchaser's ownership interest in the Sale Assets against any claim asserting the continuing ownership thereof by the Seller. For the avoidance of doubt, notwithstanding any other terms herein, the Sale Assets may be transferred by the Seller to the Purchaser on any Business Day after the Closing Date.

(b)            In connection with each Sale hereunder, the Seller or the Purchaser shall deliver written notice thereof to the Administrative Agent substantially in the form set forth on Schedule A hereto (each, a "Sale Notice"), designating the date of the proposed Sale (the "Sale Date") without recourse (except as expressly provided herein) and attaching a supplement to the Schedule of Loans attached hereto as Schedule B identifying the Sale Assets proposed to be sold. On the terms and subject to the conditions set forth in this Agreement and the LSA, the Seller shall sell to the Purchaser, and the Purchaser shall purchase, on the applicable Sale Date, all of the Seller's right, title and interest in and to each Loan then reported by the Seller on the Schedule of Loans attached to the related Sale Notice, together with all other Related Security and all proceeds of the foregoing. For the avoidance of doubt, each Sale Notice and each attached Schedule of Loans may be delivered in electronic form and, when delivered in accordance with the terms hereof, each such Schedule of Loans shall automatically be deemed to update any previously delivered Schedule of Loans without the need for action or consent on the part of any Person.

(c)            The purchase price (the "Purchase Price") for the Sale Assets on each Sale Date shall be a dollar amount equal to the fair market value (as agreed upon between the Seller and the Purchaser at the time of such Sale) of such Sale Assets as of such date.

(d)            The Purchase Price for any Sale Assets sold by the Seller to the Purchaser on any Sale Date shall be paid in a combination of: (i) immediately available funds; and (ii) if the Purchaser does not have sufficient funds to pay the full amount of the Purchase Price (after taking into account the proceeds the Purchaser expects to receive pursuant to the Advances under the LSA), by means of a capital contribution by the Seller to the Purchaser.

(e)            All Sales pursuant to this Section 2.1 on each Sale Date shall be evidenced by transfer documentation substantially in the form attached as Exhibit A or such other transfer documentation as is required by the underlying documentation of such Sale Asset and, in each case, is acceptable to the Administrative Agent in its sole discretion (the "Transfer Documentation").

Section 2.2.         Transfer of Records to the Purchaser.

(a)            In connection with the purchase and sale of the Sale Assets hereunder, the Seller hereby sells, transfers, assigns and otherwise conveys to the Purchaser all of the Seller's right, title and interest in and to all of the books, records and other information relating to all Sale Assets, without the need for any further documentation in connection with such purchase and sale. The Seller hereby delivers to the Purchaser and its assignees an irrevocable, transferable, ownership interest in the Sale Assets (subject to the limitations that may be set forth in the Underlying Instruments).

(b)            The Seller shall cause all documents relating to the Sale Assets to be delivered to the Collateral Custodian in accordance with the LSA for the benefit of the Purchaser and its assignees, and the Purchaser hereby instructs the Seller to cause such documents to be delivered to the Collateral Custodian.

(c)            The Seller shall provide all information, and any other reasonable assistance, to the Collateral Manager, the Collateral Custodian and the Collateral Agent necessary for the Collateral Manager, the Collateral Custodian and the Collateral Agent, as applicable, to conduct the management, administration and collection of the Sale Assets in accordance with the terms of the LSA.

Section 2.3.         Intention of the Parties.

(a)            It is the intention of the parties hereto that each Sale made hereunder shall constitute an absolute sale, contribution, assignment or transfer from the Seller to the Purchaser, and not a loan, under applicable state law and federal bankruptcy law, which sale, contribution, assignment or transfer is absolute and irrevocable and provides the Purchaser with all rights of ownership of the Sale Assets, and that the beneficial interest and title to the Sale Assets shall not be property of the Seller's estate in the event of the occurrence of an Insolvency Event in respect of the Seller. Neither the Seller nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Purchaser to the Seller secured by such property. The absolute sale, contribution, assignment or transfer of the Sale Assets by the Seller to the Purchaser is made without recourse to the Seller; provided, however, that the Seller shall be liable to the Purchaser for all representations, warranties, indemnities and covenants made by the Seller to the Purchaser pursuant to the terms of this Agreement. The Seller hereby agrees to note on its financial statements and in its books, records and computer files that such Sale Assets have been sold, contributed, assigned or transferred to the Purchaser and to respond to any inquiries made by third parties that the ownership of such Sale Assets has been sold, contributed, assigned or transferred to the Purchaser. Notwithstanding anything to the contrary set forth in this Section 2.3, if a court of competent jurisdiction determines that any Sale constitutes a loan and not an absolute sale, contribution, assignment or transfer, then the parties hereto intend that this Agreement shall constitute a security agreement under Applicable Law and that the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a first priority lien and security interest in and to all of the Seller's right, title and interest in, to and under the Sale Assets transferred by the Seller to the Purchaser, all related documents to which the Seller is a party and all proceeds of any of the foregoing, subject only to Permitted Liens. The possession by the Purchaser of such notes, instruments and other goods, money, documents, chattel paper or certificated securities shall be deemed to be "possession by or delivery to secured party" for purposes of perfecting such security interest pursuant to the UCC in force in the relevant jurisdiction (including Sections 8-301 and 9-313(c)(1) thereof). Notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under Applicable Law (except that nothing in this sentence shall cause any Person to be deemed to be an agent of the Purchaser for any purpose other than for perfection of such security interest unless, and then only to the extent, expressly appointed and authorized by the Purchaser in writing). The Purchaser and its assignees shall have, with respect to such Sale Assets and related rights, in addition to all other rights and remedies available to the Purchaser and its assignees under the other Transaction Documents, all the rights and remedies of a secured party under any applicable UCC.

The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Sale Assets to secure a debt or other obligation, such security interest would be deemed to be a perfected security interest in favor of the Purchaser under Applicable Law and will be maintained as such throughout the term of this Agreement. The Seller represents and warrants that the Sale Assets are being transferred with the intention of removing them from the Seller's estate pursuant to Section 541 of the Bankruptcy Code.

(b)            In connection with this Agreement, the Seller agrees to file (or cause to be filed) on or prior to the Closing Date, at its own expense, a financing statement or statements with respect to the Sale Assets transferred by the Seller hereunder from time to time meeting the requirements of applicable state law in the jurisdiction of the Seller's organization to perfect and protect the interests of the Purchaser created hereby under the UCC against all creditors of, and purchasers from, the Seller, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser as soon as reasonably practicable after its receipt thereof.

(c)            The Seller hereby authorizes the Purchaser to file and, to the fullest extent permitted by Applicable Law the Purchaser shall be permitted to file initial financing statements, continuation statements and amendments thereto and assignments thereof without the Seller's further action; provided that the description of collateral contained in such financing statements shall be limited to only Sale Assets.

(d)            The Seller and the Purchaser acknowledge and agree that, solely for administrative convenience, any transfer document or assignment agreement required to be executed and delivered in connection with the transfer of a Loan in accordance with the terms of the related Underlying Instruments may reflect that the Seller (or any third party from whom the Seller or the Purchaser may purchase a Loan) is assigning such Loan directly to the Purchaser. Nothing in such transfer document or assignment agreement shall be deemed to impair the sales, conveyances and transfers of the Loans by the Seller to the Purchaser in accordance with the terms of this Agreement.

Section 2.4.         No Assumption of Contractual Obligations. Neither the Purchaser nor any assignee of the Purchaser (including the Secured Parties) shall have any obligation or liability to any Obligor or client of the Seller (including any obligation to perform any obligation of the Seller, including with respect to any related agreements) in respect of the Sale Assets (other than with respect to customary obligations with respect to confidentiality and indemnification of agents for the lenders, which shall solely be obligations of the Purchaser and not of any of the Secured Parties). No such obligation or liability is intended to be assumed by the Purchaser or any assignee of the Purchaser (including the Secured Parties) and any such assumption is expressly disclaimed. The Seller shall, at all times, continue to fulfill its obligations under, and in strict conformance with, the terms of all Underlying Instruments (other than with respect to customary obligations with respect to confidentiality and indemnification of agents for the lenders related to any Sale Assets purchased hereunder).

Section 2.5.         Indemnification.

(a)            Without limiting any other rights which the Purchaser, any successor, transferee or assignee of the Purchaser or any such Person's respective shareholders, officers, employees, agents, or Affiliates (each of the foregoing Persons being individually called an "Indemnified Party") may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify any Indemnified Party from and against any and all costs, expenses, losses, damages, claims, and liabilities, including reasonable attorneys' fees, charges and disbursements (all of the foregoing being collectively called "Indemnified Amounts"), awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party or any of them arising out of, or in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Seller, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from Loans that are uncollectible due to the Obligor's financial inability to pay. For the avoidance of doubt, nothing in this Agreement shall constitute a guaranty of the collectability or payment of any Loan.

(b)            The Seller acknowledges that, pursuant to the LSA, the Purchaser shall assign its rights of indemnity hereunder to the Collateral Agent, for the benefit of the Secured Parties. Upon such assignment, (a) the Collateral Agent, for the benefit of the Secured Parties, shall have all rights of the Purchaser hereunder and may in turn assign such rights, and (b) the obligations of the Seller under this Section 2.5 shall inure to the Collateral Agent, for the benefit of the Secured Parties. The Seller agrees that, upon such assignment, the Collateral Agent, for the benefit of the Secured Parties, may enforce directly, without joinder of the Purchaser, the indemnities set forth in this Section 2.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.         Representations and Warranties of the Seller. The Seller hereby represents and warrants that as of the Closing Date and as of each Sale Date (except for representations and warranties that relate to another specific date only):

(a)            Organization and Good Standing. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has the power, authority and legal right to acquire, own, sell and convey the Sale Assets.

(b)            Due Qualification. The Seller is duly qualified to do business, is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions where the conduct of its business requires such qualifications, except where the failure to be so qualified would not have a material adverse effect on any Sale.

(c)            Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary corporate power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the pledge and assignment of a security interest in the Sale Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d)            Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)            No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller's organizational documents or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller's properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect.

(f)            Consents. All material approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained.

(g)            No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller or the Seller's properties, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling with respect to the matters described in clauses (i) and (ii).

(h)            Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Seller is a party do not and will not render the Seller not Solvent. The Seller is paying its debts as they become due (subject to any applicable grace period), and the Seller, after giving effect to the transactions contemplated hereby, will not have unreasonably small capital to conduct its business.

(i)            Purchase and Sale. Immediately prior to the purchase, sale, contribution, assignment or transfer of the Sale Assets, the Seller owned full legal and equitable title to the Sale Assets, free and clear of any Lien, and immediately after the purchase, sale, contribution, assignment or transfer thereof hereunder, the Purchaser will have full legal and equitable title to the Sale Assets, free and clear of any Lien.

(j)            Taxes. The Seller has filed or caused to be filed all material tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all material Taxes and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax lien (other than a Permitted Lien in respect of Taxes) has been filed against the Sale Assets.

(k)            Location of Offices. The Seller's location (within the meaning of Article 9 of the UCC) is the State of Maryland. The office where the Seller keeps all the Records is at the address of the Seller referred to on Annex A of the LSA (or at such other locations as to which the notice and other requirements specified in the LSA shall have been satisfied). The Seller has not changed its name (whether by amendment of its organizational documents, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four months preceding the Closing Date.

(l)            Security Interest.

(i)            The Sale Assets are comprised of "instruments", "security entitlements", "general intangibles", "tangible chattel paper", "accounts", "certificated securities", "uncertificated securities" or "securities accounts" (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under this Section 3.1(l);

(ii)           With respect to Sale Assets that constitute "security entitlements":

(1)            all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as "financial assets" within the meaning of the applicable UCC;

(2)            the Seller has taken all steps necessary to cause the securities intermediary to identify in its records the Purchaser as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3)            the Accounts are not in the name of any Person other than the Seller, subject to the lien of the Purchaser. The securities intermediary of any Account which is a "securities account" under the UCC has agreed to comply with the entitlement orders and instructions of the Seller in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments;

(iii)          All Accounts constitute "securities accounts" as defined in the applicable UCC;

(iv)          The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Loans and that portion of the Sale Assets in which a security interest granted to the Purchaser under this Agreement may be perfected by filing;

(v)           Other than the security interest granted to the Purchaser pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Sale Assets. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Sale Assets other than any financing statement that has been terminated and/or fully and validly assigned to the Purchaser on or prior to the Closing Date. The Seller is not aware of the filing of any judgment or tax lien filings (other than filings related to any Permitted Lien) against the Seller;

(vi)          All original executed copies of each underlying promissory note that constitute or evidence each Loan have been, or subject to the delivery requirements contained herein will be, delivered to the Collateral Custodian;

(vii)         Other than in the case of Noteless Loans, the Seller has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of the Collateral Agent, for the benefit of the Secured Parties;

(viii)        None of the underlying promissory notes, that constitute or evidence the Loans have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, for the benefit of the Secured Parties;

(ix)          With respect to Sale Assets that constitute a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian on behalf of the Collateral Agent, for the benefit of the Secured Parties, and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Seller of such Certificated Security; and

(x)           With respect to Sale Assets that constitute an Uncertificated Security, the Seller has caused the issuer of such Uncertificated Security to register the Collateral Agent, for the benefit of the Secured Parties, as the registered owner of such Uncertificated Security.

(m)            Value Given. The Seller has received fair consideration and reasonably equivalent value from the Purchaser in exchange for the Sale of each Sale Asset sold hereunder. No such Sale shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(n)            Selection Procedures. In selecting the Loans to be sold pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(o)            Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the Sale of the Sale Assets) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the Sale of the Sale Assets will be used to carry or purchase, any "margin stock" within the meaning of Regulation U or to extend "purpose credit" within the meaning of Regulation U.

(p)            Accounting. The Seller accounts for its interests in the Sale Assets as assets on its balance sheet for financial accounting purposes, in each case consistent with GAAP and with the requirements set forth therein, for periods prior to the Sale of such Sale Assets hereunder.

(q)            Special Purpose Entity. The Seller acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Purchaser's identity as a legal entity that is separate from the Seller.

(r)            Investment Company Act. The Seller is not required to be registered as an "investment company" within the meaning of the 1940 Act.

(s)            ERISA. The present value of all benefits vested under each "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is, or at any time during the preceding six years was, subject to Title IV of ERISA and maintained by the Seller or any ERISA Affiliate of the Seller, or to which the Seller or any ERISA Affiliate of the Seller contributed or has or had an obligation to contribute, or has or had any liability (each, a "Pension Plan"), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, withdrawal from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Seller or an ERISA Affiliate of the Seller was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), or cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or Reportable Events have occurred with respect to any Pension Plan. Neither the Seller nor any ERISA Affiliate of the Seller has incurred any withdrawal liability with respect to any Multiemployer Plan, that, in the aggregate, could subject the Seller to any material tax, penalty or other liability, the Seller and each ERISA Affiliate of the Seller have fulfilled their obligations to make any contribution or payment to any Multiemployer Plan, and neither the Seller nor any ERISA Affiliate of the Seller has received notice of or incurred a complete or partial withdrawal from or default with respect to any Multiemployer Plan or received notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(t)            Collections; Instructions to Obligors. The Seller acknowledges that all Collections received by it or its Affiliates with respect to the Sale Assets pledged by the Purchaser under the LSA are held and shall be held in trust for the benefit of the Purchaser and the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein. The Collection Account is the only account to which Obligors have been instructed by the Seller to send Principal Collections and Interest Collections on the Sale Assets. The Seller has not granted any Person other than the Collateral Agent, for the benefit of the Secured Parties, an interest in the Collection Account.

(u)            Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document furnished by the Seller pursuant hereto or in connection herewith is true and correct in all material respects.

(v)            Environmental. With respect to each item of Related Property as of the Sale Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Seller: (a) the related Obligor's operations comply in all respects with all applicable Environmental Laws; (b) none of the related Obligor's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the Sale Date for the Loan related to such Related Property, neither the Seller nor the Collateral Manager has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(w)            USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a "Non-Cooperative Jurisdiction" by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(x)            Broker-Dealer. The Seller is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(y)            Plan Assets Status. The Seller is not a Benefit Plan Investor and will not be a Benefit Plan Investor at any time during the term of this Agreement.

(z)            Opinion. The statements of fact in the section entitled "Assumptions of Fact" in the non-consolidation and true sale opinion of Ropes & Gray LLP delivered in connection with the Transaction Documents are true and correct in all material respects.

(aa)          Representations and Warranties for Benefit of the Purchaser's Assignees. The Seller hereby makes each representation and warranty contained in this Agreement and the other Transaction Documents to which it is a party and that have been executed and delivered on or prior to such Sale Date to, and for the benefit of the Purchaser (and its assignees), the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian and the other Secured Parties as if the same were set forth in full herein.

Section 3.2.         Representations and Warranties of the Seller Relating to the Agreement and the Sale Assets. The Seller makes the following representations and warranties, on which the Purchaser relies in acquiring the Sale Assets hereunder and on which each of the Secured Parties relies in entering into the LSA. For the avoidance of doubt, the following representations shall apply to Loans acquired directly from third parties by the Seller or originated by the Seller. As of each Sale Date, the Seller represents and warrants to the Purchaser for the benefit of the Purchaser and each of its successors and assigns that:

(a)            Valid Sale and Security Interest. This Agreement constitutes a valid transfer to the Purchaser of all right, title and interest in, to and under all Sale Assets, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. Notwithstanding that it is the express intent of the parties hereto that each Sale of Sale Assets hereunder be an absolute sale by the Seller (free and clear of any Lien, other than Permitted Liens), if the conveyances contemplated by this Agreement are determined to be a transfer for security, then this Agreement constitutes a grant of a security interest in all of the Sale Assets to the Purchaser which upon the delivery of the Required Loan Documents and the filing of the applicable financing statements shall be a valid and first priority perfected security interest in the Loans forming a part of the Sale Assets and in that portion of the Sale Assets in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under the Seller shall have any claim to or interest in the Collection Account or any other Account except, if this Agreement constitutes a grant of a security interest in such property, for the interest in such property of the Seller as a debtor for purposes of the UCC.

(b)            Eligibility of Loans. (i) Schedule B (as supplemented by the Schedules of Loans attached to the Sale Notices delivered on or prior to such Sale Date) is an accurate and complete listing of all Sale Assets as of such Sale Date and the information contained therein with respect to the identity of such Sale Assets and the amounts owing thereunder is true, correct and complete as of such Sale Date, (ii) subject to approval by the Administrative Agent, each such Sale Asset is as an Eligible Loan as of such Sale Date; provided that, for the avoidance of doubt, any inaccurate representation that a Loan is an Eligible Loan hereunder shall not constitute a Seller Termination Event if the Seller cures such breach within the time periods specified herein by (A) paying to the Collection Account in immediately available funds the Retransfer Price with respect to the Warranty Loan(s) to which such breach relates, (B) substituting for such Warranty Loan(s) one or more Substitute Loans, or (C) selling such Warranty Loan(s), each as pursuant to Section 6.1 hereunder and Section 2.16(b) of the LSA, (iii) the Seller owns and has good and marketable title to each such Sale Asset free and clear of any Lien of any Person (other than Permitted Liens), and each such Sale Asset is in compliance with all Applicable Law and (iv) with respect to each such Sale Asset, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Seller in connection with the transfer of ownership or pledge of a security interest in such Sale Assets have been duly obtained, effected or given and are in full force and effect.

(c)            No Fraud. To the knowledge of the Seller, each Loan was acquired without any fraud or material misrepresentation on the part of the Obligor.

Section 3.3.         Reaffirmation of Representations and Warranties by the Seller; Notice of Breach. On the Closing Date and on each Sale Date, the Seller, by accepting the proceeds of the applicable Sale, shall be deemed to have certified that all representations and warranties set forth in Section 3.1 and 3.2 are true and correct in all material respects on and as of such day as though made on and as of such day (or, if any such representation or warranty is limited to a specific date, such specific date). The representations and warranties set forth in Section 3.1 and 3.2 shall survive (i) the Sale of the Sale Assets to the Purchaser, (ii) the grant of a first priority perfected security interest (subject to Permitted Liens) in, to and under the Sale Assets pursuant to the LSA by the Purchaser, (iii) the termination of the rights and obligations of the Purchaser and the Seller under this Agreement and (iv) the termination of the rights and obligations of the Purchaser under the LSA. Upon discovery by a Responsible Officer of the Purchaser or the Seller of a breach of any of the foregoing representations and warranties set forth in Section 3.1 and 3.2 in any material respect, the party discovering such breach shall give prompt written notice to the other and to the Administrative Agent.

Section 3.4.         Representations and Warranties of the Purchaser. The Purchaser represents and warrants that as of the Closing Date and each Sale Date:

(a)            Organization and Good Standing. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently owned or conducted, and has the power and authority to acquire and own the Sale Assets.

(b)            Due Qualification. The Purchaser is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions where the conduct of its business requires such qualifications, except where the failure to so qualify would not have a material adverse effect on any Sale.

(c)            Due Authorization; Conflicts. The execution, delivery and performance by the Purchaser of this Agreement are within the Purchaser's power, have been duly authorized by all necessary action, and do not contravene (i) its organizational documents, (ii) any Applicable Law applicable to the Purchaser of any court or of any federal, state or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties whether in or outside of the United States or (iii) any contractual restriction binding on or affecting the Purchaser, in the case of clause (ii) or (iii) above, the violation of which could reasonably be expected to have a material adverse effect on any Sale.

(d)            Enforceability. This Agreement is, and each Sale will be, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

ARTICLE IV
GENERAL COVENANTS OF THE SELLER

Section 4.1.         Protection of Title of the Purchaser.

(a)            With respect to the Sale Assets acquired by the Purchaser from the Seller, the Seller will (i) sell such Sale Assets pursuant to and in accordance with the terms hereof, (ii) (at the expense of the Seller) take all action necessary to perfect, protect and more fully evidence the Purchaser's ownership of such Sale Assets free and clear of any Lien other than Permitted Liens, including, without limitation, (A) with respect to the Loans and that portion of the Sale Assets in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Seller) effective financing statements against the Seller in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Seller) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Purchaser on behalf of the Collateral Agent (for the benefit of the Secured Parties) in the Purchaser's interests in all of the Sale Assets including filing UCC financing statements in all necessary or appropriate filing offices adequately describing the Sale Assets, and naming the Seller as the debtor, the Purchaser as the assignor secured party and the Collateral Agent as the assignee secured party and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), and (iv) take all additional action that the Administrative Agent, the Collateral Agent or the Purchaser and its assignees may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests (subject to Permitted Liens) of the parties to this Agreement in the Sale Assets, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(b)            On or prior to each Sale Date hereunder, the Seller shall take all steps necessary under all Applicable Law in order to sell to the Purchaser the Sale Assets being acquired by the Purchaser on such Sale Date so that, upon the Sale of such Sale Assets from the Seller to the Purchaser pursuant to the terms hereof on such Sale Date, the Purchaser will have acquired good and marketable title to and a valid and perfected ownership interest in such Sale Assets, free and clear of any Lien, security interest, charge or encumbrance or restrictions on transferability (subject only to Permitted Liens). On or prior to each Sale Date hereunder, the Seller shall take all steps required under Applicable Law in order to assist the Purchaser to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Sale Assets being sold to the Purchaser on such Sale Date and, from time to time thereafter, the Seller shall take all such actions as may be required by Applicable Law to fully preserve, maintain and protect the Purchaser's ownership interest in, and the Collateral Agent's first priority perfected security interest (subject only to Permitted Liens) in, the Sale Assets which have been acquired by the Purchaser hereunder.

(c)            The Seller shall direct any agent or administrative agent under any Sale Assets originated or acquired by the Seller to remit all payments and collections with respect to such Sale Assets and direct the Obligor with respect to such Sale Assets to remit all such payments and collections directly to the Collection Account. The Seller will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors or the agents or administrative agents under any Sale Assets regarding payments to be made to the Seller or the Collateral Manager or payments to be made to the Collection Account, unless the Purchaser and the Administrative Agent have consented to such change. The Seller shall ensure that only funds constituting payments and collections relating to any Sale Assets shall be deposited into the Collection Account. In the event any payments relating to any Sale Assets are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit all such payments (or will cause all such payments to be remitted) directly to the Collection Account within two Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold such payments or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Purchaser and its assignees.

(d)            At any time after the occurrence of a Termination Event, the Purchaser, the Collateral Agent or the Administrative Agent may direct the Seller or the Collateral Manager to notify the Obligors or the agents and administrative agents under any Sale Assets at Seller's expense, of the Purchaser's (or its assigns) or the Secured Parties' interest in the Sale Assets under this Agreement and may direct that payments of all amounts due or that become due under any or all of the Sale Assets be made directly to the Purchaser (or its assigns), the Collateral Agent or the Administrative Agent.

(e)            The Seller shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of any financing statement filed pursuant to this Agreement or in connection with any Sale hereunder, unless the Collection Date shall have occurred, file or cause to be filed an appropriate continuation statement with respect to such financing statement.

(f)            The Seller shall not (i) make any change to its corporate name or use any tradenames, fictitious names, assumed names, "doing business as" names or other names, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Sale Assets from the address set forth on Annex A to the LSA, or change the jurisdiction of its formation, or (ii) move, or consent to the Collateral Custodian moving, the Required Loan Documents from the location required under the Transaction Documents, unless, in each case, the Seller has given at least 30 days' (or such shorter period as the Administrative Agent may agree in writing) written notice to the Administrative Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest (if applicable pursuant to Section 2.3) of the Purchaser (subject to Permitted Liens) in the Sale Assets.

(g)            The Seller shall at all times maintain each office from which it services Sale Assets and its principal executive office within the United States of America.

(h)            The Seller shall mark its master data processing records so that, from and after the time of Sale under this Agreement of any Sale Assets to the Purchaser and the grant of a security interest in such Sale Assets by the Purchaser to the Collateral Agent for the benefit of the Secured Parties under the LSA, they indicate that the Sale Assets are owned by the Purchaser subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties.

(i)            If the Seller fails to perform any of its obligations hereunder, the Purchaser, the Collateral Agent or the Administrative Agent may (but shall not be required to) perform, or cause the performance of, such obligation; and the Purchaser's, the Collateral Agent's or the Administrative Agent's costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 2.5. The Seller irrevocably authorizes the Purchaser, the Collateral Agent or the Administrative Agent at any time and from time to time at the Purchaser's, the Collateral Agent's or the Administrative Agent's sole discretion and appoints, after the occurrence of a Termination Event, the Purchaser, the Collateral Agent and the Administrative Agent as its attorneys–in–fact to act on behalf of the Seller (i) to file on behalf of the Seller, as debtor, all financing statements necessary or desirable in the Purchaser's, the Collateral Agent's or the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser or the Collateral Agent in the Sale Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Sale Assets as a financing statement in such offices as the Purchaser, the Collateral Agent or the Administrative Agent in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser or the Collateral Agent in the Sale Assets. This appointment is coupled with an interest and is irrevocable.

Section 4.2.           Affirmative Covenants of the Seller. From the Closing Date until the Collection Date:

(a)            Compliance with Law. The Seller will comply in all material respects with all Applicable Law, including Applicable Law applicable to the Seller as a result of its interest in the Sale Assets or any part thereof.

(b)            Preservation of Company Existence. The Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)            Performance and Compliance with Sale Assets. The Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Sale Assets and all other agreements related to such Sale Assets.

(d)            Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Sale Assets in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Sale Assets.

(e)            Separate Identity. From and after the date of execution and delivery of this Agreement, the Seller will take all reasonable steps including all steps that the Administrative Agent or the Collateral Agent may from time to time reasonably request to maintain the Purchaser's identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof (other than for tax purposes) and not just a division of the Seller or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller agrees that it will take all other actions necessary on its part to ensure that the Purchaser is at all times in compliance with the criteria and the restrictions set forth in its organizational documents and Section 5.1(h) of the LSA.

(f)            Taxes. The Seller will file all federal and all other material tax returns required to be filed by it (including, without limitation, all material foreign, state, local and other tax returns) and pay any and all material Taxes imposed on it or its property as required under the Transaction Documents (except for those Taxes contested in good faith by appropriate proceedings and in respect of which it establishes proper reserves on its books in accordance with GAAP).

(g)            Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Purchaser and its assigns regarding the provision of any information or documents, including the provision of such information or documents in electronic or machine–readable format, necessary or desirable to allow the Purchaser and its assignees to carry out their responsibilities under the Transaction Documents.

(h)            Payment, Performance and Discharge of Obligations. The Seller will pay, perform and discharge all of its obligations and liabilities, including all material Taxes, assessments and governmental charges upon its income and properties, when due, unless and only to the extent that such obligations, liabilities, Taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Seller and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

(i)            Notices.

(i)            Income Tax Liability. The Seller will furnish notice to the Purchaser and the Administrative Agent within 10 Business Days of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Seller in an amount equal to or greater than $5,000,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(ii)           Auditors' Management Letters. Promptly after the receipt thereof, the Seller will provide the Purchaser and the Administrative Agent with any non-routine auditors' management letters that are received by the Seller or by its accountants.

(iii)          ERISA. Promptly after receiving notice of any Reportable Event with respect to the Seller (or any ERISA Affiliate thereof), the Seller will provide a copy of such notice to the Purchaser, the Administrative Agent and the Collateral Agent.

(iv)          Proceedings. The Seller shall notify the Administrative Agent as soon as possible and in any event within five Business Days after the Seller receives notice or obtains knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the Sale Assets, the Transaction Documents, the interest of the Collateral Agent, for the benefit of the Secured Parties, in the Sale Assets or the Purchaser, the Seller or the Collateral Manager or result in a claim against the Sale Assets in excess of $5,000,000 or a claim against the Seller in excess of $5,000,000.

(v)          Material Events. Promptly upon a Responsible Officer of the Seller becoming aware thereof, the Seller shall promptly notify the Purchaser, the Collateral Agent and the Administrative Agent of any event or other circumstance that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.

(vi)         Termination Events. The Seller shall notify the Purchaser and the Administrative Agent (with a copy to the Collateral Agent) of the occurrence of any Termination Event or Unmatured Termination Event within three Business Days following the Seller's knowledge or notice thereof. In addition, no later than three Business Days following the Seller's knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Seller will provide to the Purchaser and the Administrative Agent (with a copy to the Collateral Agent) a written statement of a Responsible Officer of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

(vii)            Seller Termination Event. The Seller shall notify the Purchaser and the Administrative Agent (with a copy to the Collateral Agent) of the occurrence of any Seller Termination Event within three Business Days of obtaining actual knowledge of such event.

(j)            Other. The Seller will furnish to the Purchaser, the Collateral Agent and the Administrative Agent promptly from time to time such other information, documents, records or reports respecting the Sale Assets or the condition or operations, financial or otherwise, of the Seller as the Purchaser, the Collateral Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Purchaser, the Administrative Agent, the Collateral Agent, the Lenders or the Secured Parties under or as contemplated by this Agreement and the other Transaction Documents.

(k)            Costs and Expenses. The Seller shall pay all reasonable, documented costs and disbursements in connection with the performance of its obligations hereunder.

(l)            Opinion. The Seller will comply in all respects with any requirements for future action set forth in the section entitled "Assumptions of Fact" in the Non-Consolidation/True Sale Opinion of Ropes & Gray LLP with respect to the Transaction Documents.

(m)            Disregarded Entity. The Seller shall cause the Purchaser to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall ensure that neither the Purchaser nor any other Person on its behalf shall make an election to be, or take any other action that may cause the Purchaser to be, treated as other than an entity disregarded from its owner.

(n)            Plan Assets Notice. The Seller shall promptly notify the Purchaser, the Collateral Agent and the Administrative Agent in the event that the Seller at any time becomes a Benefit Plan Investor and, in such event, shall provide such additional information and representations as the Purchaser, the Collateral Agent and the Administrative Agent may reasonably request relating to compliance with the prohibited transaction provisions of ERISA Section 406 and Code Section 4975.

Section 4.3.            Negative Covenants of the Seller. From the Closing Date until the Collection Date:

(a)            Sale Assets Not to be Evidenced by Instruments. The Seller will take no action to cause any Loan that is not, as of the related Sale Date evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is delivered, within three Business Days of such Loan being evidenced by such Instrument, to the Collateral Agent, together with an Indorsement in blank, as collateral security for such Loan.

(b)            Security Interests. Except as otherwise permitted herein and in the LSA, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Sale Assets, whether now existing or hereafter transferred hereunder, or any interest, therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Sale Assets. The Seller will promptly notify the Purchaser, the Collateral Agent and the Administrative Agent of the existence of any Lien on any Sale Assets and the Seller shall defend the right, title and interest of the Purchaser and the Collateral Agent, on behalf of the Secured Parties, in, to and under the Sale Assets against all claims of third parties; provided, that nothing in this Section 4.3(b) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Sale Assets.

(c)            Mergers, Acquisition, Sales, Etc. The Seller will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Seller is the surviving entity and unless:

(i)            the Seller shall have delivered to the Administrative Agent an Officer's Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 4.3(c) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Seller and such other matters as the Administrative Agent may reasonably request;

(ii)            the Seller shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent;

(iii)            after giving effect thereto, no Termination Event or Seller Termination Event or event that with notice or lapse of time would constitute either a Termination Event or a Seller Termination Event shall have occurred; and

(iv)            the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.

(d)           Transfer of Purchaser Limited Liability Company Interests. Except pursuant to the Pledge Agreement, the Seller shall not transfer, pledge, participate or otherwise encumber its limited liability company interests in the Purchaser without the prior written consent of the Administrative Agent and the delivery of an acceptable (in the Administrative Agent's reasonable discretion) non-consolidation opinion.

(e)            Restricted Junior Payments. The Seller shall not cause or permit the Purchaser to make any Restricted Junior Payment except in accordance with the LSA.

(f)            Accounting of Purchases. Other than for tax and consolidated accounting purposes or as otherwise required by law, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Loans to the Purchaser.

(g)            ERISA Matters. The Seller will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly, in any liability to the Seller or (e) permit to exist any occurrence of any Reportable Event.

(h)            Extension or Amendment of Sale Assets. The Seller will not, except as otherwise permitted by the LSA, waive, extend, amend or otherwise modify, or permit the Collateral Manager to waive, extend, amend or otherwise modify, the terms of any Sale Assets.

(i)            Limitation on Financing Activities. The Seller shall not, directly or indirectly, advance or loan to the Purchaser any funds pursuant to any financial accommodation. For the avoidance of doubt, this Section 4.3(i) shall not prohibit the Seller from contributing Loans to the Purchaser as contemplated herein or providing cash equity contributions to the Purchaser.

(j)            Organizational Documents. The Seller will not cause or permit the Purchaser to amend, modify, waive or terminate any provision of the Purchaser's organizational documents in a manner prohibited by Section 5.2(j) of the LSA without the prior written consent of the Administrative Agent.

ARTICLE V

CONditions Precedent

Section 5.1.            Conditions Precedent. The obligations of the Purchaser to pay the Purchase Price for the Sale Assets sold on any Sale Date shall be subject to the satisfaction of the following conditions:

(a)            All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on such Sale Date;

(b)            The Seller shall be in compliance in all material respects with each of its covenants and other agreements set forth herein (other than any such covenant and agreement that is qualified by "material," "materially," "Material Adverse Effect," or a similar term or phrase, in which case, the Seller shall be in compliance in all respects with each such covenant and agreement (as so qualified));

(c)            All information concerning such Sale Assets provided by the Seller to the Purchaser and the Administrative Agent shall be true and correct, when taken as a whole, in all material respects as of such Sale Date;

(d)            The Seller shall have performed, in all material respects, all other obligations required to be performed by the provisions of this Agreement and the other Transaction Documents to which it is a party;

(e)            The Seller shall have either filed or caused to be filed the financing statement(s) required to be filed pursuant to this Agreement;

(f)            No Seller Termination Event (or event which, with the passage of time or the giving of notice, or both, would constitute a Seller Termination Event) shall have occurred or would result from such Sale;

(g)            No Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin, such Sale in accordance with the provisions hereof;

(h)            All corporate and legal proceedings, and all instruments in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested;

(i)            The Seller shall have delivered to the Collateral Custodian on behalf of the Purchaser (with a copy to the Administrative Agent), no later than 2:00 p.m. on such Sale Date, a faxed or e-mailed copy of the duly executed original promissory notes of such Sale Assets (and, in the case of any Noteless Loan, a fully executed assignment agreement) and, if any such Sale Assets are closed in escrow, a certificate (in the form of Exhibit K to the LSA) from the closing attorneys of such Sale Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Seller shall cause the related Loan Checklist and the remaining related Required Loan Documents to be in the possession of the Collateral Custodian within five (5) Business Days of such Sale Date;

(j)            The Seller shall have taken all steps necessary under all Applicable Law in order to sell to the Purchaser such Sale Assets and, upon the sale of such Sale Assets from the Seller to the Purchaser pursuant to the terms hereof, the Purchaser will have acquired good and marketable title to and, upon the filing of a financing statement in accordance with this Agreement, a valid and perfected ownership interest in, such Sale Assets, to the extent an ownership interest may be perfected by filing, free and clear of any Lien, security interest, charge or encumbrance (other than Permitted Liens); provided that, if any such Sale Asset contains a restriction on transferability, the applicable Underlying Instruments shall provide that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent and that the rights to enforce rights and remedies in respect of the same under the applicable Underlying Instruments inure to the benefit of the holder of such Loan (subject to the rights of any applicable agent or other lenders); and

(k)            The Seller shall have received a copy of an Approval Notice executed by the Administrative Agent evidencing the approval of the Administrative Agent, in its sole and absolute discretion, of the Sale to the Purchaser of the Loans identified on the applicable Schedule of Loans on such Sale Date.

ARTICLE VI

WArranty loans

Section 6.1.            Warranty Loans. The Seller agrees that, with respect to any Sale Asset, in the event of a breach of any representation or warranty set forth in Article III applicable to such Sale Asset at the time of the Sale of such Sale Asset (each such Sale Asset, a "Warranty Loan"), no later than 10 Business Days following the earlier of (x) knowledge of such breach on the part of the Seller and (y) receipt by the Seller of written notice thereof given by the Purchaser, the Administrative Agent or the Collateral Manager, the Seller shall either (a) pay to the Collection Account in immediately available funds the Retransfer Price with respect to the Warranty Loan(s) to which such breach relates; provided, that no such repayment shall be required to be made with respect to any Warranty Loan (and such Loan shall cease to be a Warranty Loan) if, the Administrative Agent determines in its sole discretion that such Warranty Loan can be (and such Warranty Loan is) cured or brought into compliance, as applicable, on or before the expiration of such ten (10) Business Day period; (b) substitute for such Warranty Loan(s) one or more Substitute Loans or (c) sell such Warranty Loan(s) in accordance with Section 2.17 of the LSA.

It is understood and agreed that the obligation of the Seller pursuant to this Section 6.1 is not intended to, and shall not, constitute a guaranty of the collectability or payment of any Loan which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Obligor. Upon repayment of Advances or substitution of the Warranty Loan in accordance with this Section 6.1, the Purchaser shall, automatically and without further action, be deemed to transfer, assign and set over to the Seller, without recourse, representation or warranty of any kind, except as to the absence of Liens, charges or encumbrances created by or arising solely as a result of actions of the Purchaser, such Loan and all future monies due or to become due with respect thereto, the underlying collateral, all proceeds of such Loan and recoveries and insurance proceeds relating thereto, all rights to security for such Loan and all proceeds and products of the foregoing. The Purchaser shall, at the sole expense of the Seller, execute such documents and instruments of transfer as may be prepared by the Seller and take such other actions as may be reasonably requested by the Seller in order to effect the transfer of such Loan pursuant to this Section 6.1. Such sale shall be outright and not for security.

ARTICLE VII

ADMINISTRATION

Section 7.1.            Grant of Power of Attorney. To the fullest extent permitted by Applicable Law, the Seller hereby authorizes the Purchaser and its assignees, and gives the Purchaser and the Purchaser's assignees its irrevocable power of attorney, with full power of substitution, which authorization shall be coupled with an interest, to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable in the reasonable determination of the Purchaser or any of the Purchaser's assignees to assign, transfer, endorse, negotiate, deposit or otherwise realize on any Sale Asset or any writing of any kind in connection with any Sale Asset.

ARTICLE VIII

TERMINATION

Section 8.1.            Seller Termination Events. If any of the following events (each a "Seller Termination Event") shall have occurred:

(a)            the Seller shall fail to pay (i) any amount due pursuant to Section 6.1 in accordance with the provisions thereof or (ii) any other amount required to be paid by the Seller hereunder within two Business Days of the date when due;

(b)            the Seller shall fail to observe or perform in any material respect any covenant or agreement applicable to it contained herein (except as specified in Section 8.1(a) and other than any such covenant or agreement that is qualified by "material," "materially," or "Material Adverse Effect," or another similar term or phrase, in which case, the Seller shall fail to observe or perform any such covenant or agreement (as so qualified) in any respect), and (if such failure can be remedied) such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Purchaser and (ii) the date on which any Responsible Officer of the Seller acquires knowledge thereof;

(c)            (i) a Termination Event (past any applicable notice or cure period provided in the definition thereof) or (ii) the Facility Maturity Date; or

(d)            Business Development Corporation of America shall have been terminated as Collateral Manager following a Collateral Manager Default with respect to the Collateral Manager under the LSA;

then, (A) in the case of any Seller Termination Event described in Section 8.1(c)(i), the obligation of the Purchaser to purchase any Loans from the Seller shall thereupon automatically terminate without further notice of any kind, which is hereby waived by the Seller, (B) in the case of any Seller Termination Event described in Section 8.1(c)(ii), the obligation of the Purchaser to purchase any Loans from the Seller shall thereupon terminate without notice of any kind, which is hereby waived by the Seller unless both the Purchaser and the Seller agree in writing that such event shall not trigger an Early Termination (as hereinafter defined) hereunder, and (C) in the case of any other Seller Termination Event, so long as such Seller Termination Event shall be continuing, the Purchaser or the Administrative Agent may terminate its obligation to purchase any Loans from the Seller by written notice to the Seller (any termination pursuant to clause (A), (B) or (C) of this Section 8.1 is herein called an "Early Termination").

Section 8.2.            Survival of Certain Provisions. Notwithstanding any provision contained herein to the contrary, the Seller's and the Purchaser's representations, covenants and obligations set forth in Articles III, IV, and VI, as applicable, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV and the provisions of Article VI and the provisions of Sections 2.3, 2.4, 2.5, 4.1, 9.3, 9.4, 9.7, 9.8 and 9.9 shall be continuing and shall survive any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1.            Waivers; Amendments. No failure or delay on the part of the Purchaser or the Seller or any assignee thereof in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended only if such amendment is executed by the parties hereto and consented to in writing by the Administrative Agent.

Section 9.2.            Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail and facsimile communication) and sent, as to each party hereto, to its address set forth in the LSA, or to such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective: (a) if sent by overnight courier, on the Business Day after the day sent, (b) if delivered personally, when delivered, (c) if faxed, when the sender thereof shall have received electronic confirmation of the transmission thereof, and (d) if delivered by e-mail, when verbal or electronic communication of receipt is obtained; provided that if such day shall not be a Business Day, then on the next Business Day.

Section 9.3.             Effectiveness; Binding Effect; Assignability.

(a)            This Agreement shall become effective on the Closing Date and shall, from and after such date, be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors and assignees. The Seller may not assign or delegate any of its duties hereunder without the prior written consent of the Purchaser. No provision of this Agreement shall in any manner restrict the ability of the Purchaser (or any Person claiming by or though the Purchaser as an assignee of the Purchaser) to assign, participate, grant security interests in or otherwise transfer any of its rights or remedies hereunder.

(b)            Notwithstanding anything to the contrary contained herein, simultaneously with the execution and delivery of this Agreement, the Purchaser will assign all of its right, title and interest in this Agreement to the Collateral Agent, for the benefit of the Secured Parties, to which assignment the Seller hereby expressly consents. Upon assignment, the Seller agrees to perform its obligations hereunder for the benefit of the Collateral Agent, for the benefit of the Secured Parties, under the LSA and the Collateral Agent, in such capacity, shall be a third party beneficiary hereof. Upon such assignment and following the occurrence of a Termination Event, the Collateral Agent, for the benefit of the Secured Parties, under the LSA may enforce the provisions of this Agreement, exercise the rights of the Purchaser and enforce the obligations of the Seller hereunder without joinder of the Purchaser.

(c)            This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect.

Section 9.4.            Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process; Waiver of Jury Trial.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE, WITH RESPECT TO ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(b)            Each of the Seller and the Purchaser agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Purchaser or the Collateral Manager, as applicable, at its address specified on Annex A to the LSA or at such other address as shall have been notified to the other Party in accordance herewith. Nothing in this Section 9.4 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 9.5.            Execution in Counterparts; Severability. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.6.            Entire Agreement. This Agreement and the other Transaction Documents, together with the exhibits and schedules hereto and thereto, contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

Section 9.7.            Bankruptcy; Non-Petition. The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date. The Seller hereby acknowledges that (i) the Purchaser has no assets other than the Collateral, (ii) the Purchaser shall, immediately upon any Sale hereunder, grant a security interest in the Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the LSA, and (iii) Collections generated by the Collateral will be applied to payment of the Purchaser's obligations under the LSA. In addition, the Seller shall have no recourse for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, partner, Affiliate or security holder of the Purchaser or any of its successors or assigns.

Section 9.8.             Waiver of Setoff. The Seller's obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Purchaser, the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian, the other Secured Parties or any assignee of such Persons, all of which rights are hereby waived by the Seller.

Section 9.9.             Third Party Beneficiaries. The Seller hereby acknowledges that (a) the Collateral Agent is the beneficiary of a collateral assignment of this Agreement pursuant to Section 9.1 of the LSA and (b) each of the Administrative Agent and the Collateral Agent shall be an express third party beneficiary of the Purchaser's rights hereunder, including but not limited to the Purchaser's right to indemnification set forth in Section 2.5.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,

as Seller

By:	/s/ Nina Kang Baryski
Name: Nina Kang Baryski
Title: Chief Financial Officer

BDCA FUNDING I, LLC,

as Purchaser

By:	/s/ Nina Kang Baryski
Name: Nina Kang Baryski
Title: Chief Financial Officer

BDCA FUNDING I, LLC

Purchase and Sale Agreement

SCHEDULE A

SALE NOTICE

SCHEDULE B

SCHEDULE OF LOANS

None.

EXHIBIT A

Transfer Documentation